Exhibit 10(h)
               SCHERING-PLOUGH CORPORATION
          Amendment to Directors Stock Award Plan


     The Schering-Plough Corporation Directors Stock Award
Plan is hereby amended effective as of April 1, 1998, by deleting Section 4 thereof and substituting therefore the following:

           4. From and after April 1, 1998, each non-employee Director shall receive 1100 shares of Common Stock of the Corporation on the day following each Annual Meeting of Shareholders of the Corporation; provided that this provision shall not take effect until (a) the 1999 Annual Meeting of Shareholders for non-employee Directors elected on April 23, 1996 and (b) the 2000 Annual Meeting of Shareholders for non-employee Directors elected on April 22, 1997. Newly eligible non-employee Directors shall receive a pro rata portion of such award for the applicable term pending the next succeeding Annual Meeting of Shareholders.